Exhibit 99.1

NGP Capital Resources Company Announces Portfolio Activity

Houston, TX, June 3, 2011 (GLOBE NEWSWIRE) -- NGP Capital Resources Company (NASDAQ: NGPC) (the "Company") today announced that it has executed definitive agreements to sell all of its interests in Alden Resources, LLC ("Alden") and Gatliff Services, LLC ("Gatliff") to Globe Specialty Metals Inc. (NASDAQ: GSM) ("Globe"). Consideration for the sale includes $73.2 million cash and a contingent payment of up to $6.8 million. Alden, the Company’s largest single investment, is a miner and processor of specialty coal that is sold largely to manufacturers of silicon metals. Gatliff owns the plant that processes Alden’s coal. Gatliff recently completed significant upgrades to its processing plant. Globe, a producer of silicon metal and silicon-based alloys, is one of Alden’s customers.

The sale is expected to close in July 2011, subject to customary closing conditions. Upon closing, Alden will repay in full its revolving line of credit, the Tranche A and Tranche B term loans, and Gatliff will repay in full its senior secured loan. Also, the Company will recognize previously reserved interest income of approximately $6.7 million (attributable to the Tranche B term loan), and the acceleration of original issue discount of approximately $1.1 million. The contingent payment is dependent upon Globe’s ability to achieve certain production and operating margin levels during the three year period subsequent to closing.

About NGP Capital Resources Company

NGP Capital Resources Company is a closed-end, non-diversified management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940. The Company's investment portfolio is principally invested in energy related private companies. From time to time, the Company may also invest in public companies. The Company invests primarily in senior secured and mezzanine loans in furtherance of its business plan and in some instances receives equity investments in portfolio companies in connection with such investments. NGP Capital Resources Company is managed by NGP Investment Advisor, LP, an affiliate of NGP Energy Capital Management. NGP Energy Capital Management, based in Irving, Texas, is a leading investment firm with over $9.0 billion of cumulative capital under management since inception, serving all sectors of the energy industry.

This press release may contain forward-looking statements. These forward-looking statements are subject to various risks and uncertainties, which could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with the timing of transaction closings, changes in interest rates, availability of transactions, the future operating results of our portfolio companies, changes in regional, national, or international economic conditions and their impact on the industries in which we invest, or changes in the conditions of the industries in which we invest, and other factors enumerated in our filings with the Securities and Exchange Commission (the "SEC").

We may use words such as "anticipates," "believes," "expects," "intends," "will," "should," "may" and similar expressions to identify forward-looking statements. You should not place undue reliance on such forward-looking statements as such statements speak only as of the date on which they are made. We do not undertake to update our forward-looking statements unless required by law.

Persons considering an investment in NGP Capital Resources Company should consider the investment objectives, risks, and charges and expenses of the Company carefully before investing. Such information and other information about the Company is available in our annual report on Form 10-K, in our quarterly reports on Form 10-Q and in prospectuses we issue from time to time in connection with our offering of securities. Such materials are filed with the SEC and copies are available on the SEC’s website, www.sec.gov. Prospective investors should read such materials carefully before investing.

INVESTMENT CONTACT: Please send investment proposals to: NGP Capital Resources Company, Kelly Plato (kplato@ngpcrc.com), Dan Schockling (dschockling@ngpcrc.com), Hans Hubbard (hhubbard@ngpcrc.com), or Chris Ryals (cryals@ngpcrc.com), 713-752-0062.

CONTACT: Steve Gardner (investor_relations@ngpcrc.com) 713-752-0062